Exhibit 10.1

INCENTIVE STOCK OPTION AGREEMENT

pursuant to the

Plastic2Oil Inc.

2012 LONG-TERM INCENTIVE PLAN

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Optionee: Rahoul S. Banerjea

Grant Date: October 25, 2016

Per Share Exercise Price: $0.05

Number of Option Shares subject to this Option: 3,000,000

* * * * *

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Plastic2Oil Inc. f/k/a JBI, Inc., a Nevada corporation (the “Company”), and the Optionee specified above, pursuant to the Plastic2Oil, Inc. f/k/a JBI, Inc. 2012 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the incentive stock option provided for herein to the Optionee.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Option. The Company hereby grants to the Optionee, as of the Grant Date specified above, an incentive stock option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above the aggregate number of shares of the Common Stock specified above (the “Option Shares”). This Option is to be treated as (and is intended to qualify as) an Incentive Stock Option (an “ISO”) within the meaning of Section 422 of the Code. However, notwithstanding such designation, if the Optionee becomes eligible in any given year to exercise ISOs for Common Stock having a Fair Market Value in excess of $100,000, those options representing the excess shall be treated as Non-Qualified Stock Options. For the purpose of deciding which options apply to Common Stock that exceed the $100,000 limit, ISOs shall be taken into account in the same order as granted. The Fair Market Value of the Common Stock shall be determined as of the time the option with respect to such Common Stock is granted. Optionee hereby acknowledges that there is no assurance that this Option will, in fact, be treated as an ISO under Section 422 of the Code.

3. No Dividends Equivalents. The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Option on any dividend payment date for the Common Stock.

4. Exercise of this Option.

4.1 Unless otherwise provided in Section 4.4 below or determined by the Committee, this Option shall become exercisable in accordance with and to the extent provided by the terms and provisions of Section 6.5 of the Plan.

4.2 Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Option shall expire and shall no longer be exercisable after the expiration of the lesser of (a) ten (10) years, measured from the date immediately preceding the date on which the Option was granted, or (b) with respect to any Option Shares, seven (7) years from the applicable vesting date as set forth in Section 4.4 hereof ( the “Option Period”).

4.3 In no event shall this Option be exercisable for a fractional share of Common Stock.

4.4 This Option shall be exercisable according to the following vesting schedule: (i) 1,000,000 Option Shares shall vest on March 18, 2017; (2) 1,000,000 Option Shares shall vest on March 18, 2018 and (3) 1,000,000 Option Shares shall vest on March 18, 2019 provided, however, that upon a Change in Control of the Company, the Option Shares will vest immediately.

5. Method of Exercise and Payment. This Option shall be exercised by the Optionee by delivering to the Secretary of the Company or his designated agent on any business day (the “Exercise Date”) a written notice, in such manner and form as may be required by the Company, specifying the number of the Option Shares the Optionee then desires to acquire (the “Exercise Notice”). The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price for such number of the Option Shares to be acquired upon such exercise. Such payment shall be made in the manner set forth in Section 6.5 of the Plan.

6. Termination.

6.1 If the Optionee’s employment with the Company and/or one of its Subsidiaries terminates for “Cause” or without “Good Reason” (as those terms are defined hereinbelow), any then unexercisable portion of this Option shall be forfeited and cancelled by the Company and the Optionee’s rights, if any, to exercise any then exercisable portion of this Option shall terminate ninety (90) days after the date of such termination, but not beyond the expiration of the Option Period, and thereafter such Option shall be forfeited and cancelled by the Company.

6.2 If the Optionee’s employment with the Company and/or its Subsidiaries terminates for Good Reason, then the Optionee shall immediately vest in any Option Shares scheduled to vest within twelve (12) months following the date of such termination. Immediately following such accelerated vesting, any remaining then unexercisable portion of this Option shall be forfeited and cancelled by the Company and the Optionee’s rights, if any, to exercise any then exercisable portion of this Option shall terminate ninety (90) days after the date of such termination, but not beyond the expiration of the Option Period, and thereafter such Option shall be forfeited and cancelled by the Company.

6.3 If the Optionee’s employment with the Company and/or its Subsidiaries terminates without Cause, then the Optionee shall immediately vest in all outstanding Option Shares and the Optionee’s rights, if any, to exercise any then exercisable portion of this Option shall terminate at the expiration of the Option Period as noted in 4.4, and thereafter such Option shall be forfeited and cancelled by the Company.

6.4 If Optionee’s termination of employment with the Company and/or its Subsidiaries is due to the Optionee’s death or disability, then the Optionee shall immediately vest in any Option Shares scheduled to vest within twelve (12) months following the date of such termination. Immediately following such accelerated vesting, the Optionee (or the Optionee’s estate, designated beneficiary or other legal representative, as the case may be and as determined by the Committee) shall have the right, to the extent exercisable after the date of such termination, to exercise this Option prior to the expiration of the Option Period as noted in 4.4 but not beyond the expiration of the Option Period, and thereafter such Option shall be forfeited and cancelled by the Company.

6.5 The Board or the Committee, in its sole discretion, may determine that all or any portion of this Option, to the extent exercisable immediately prior to the Optionee’s termination of employment with the Company and/or its Subsidiaries for any reason, may remain exercisable for an additional specified time period after the period specified above in this Section 6 expires (subject to any other applicable terms and provisions of the Plan and this Agreement), but not beyond the expiration of the Option Period.

6.6 If the Optionee’s employer ceases to be a Subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 6.2 above.

7. Non-transferability. This Option, and any rights or interests therein, shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or the laws of descent and distribution. This Option shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Option, or the levy of any execution, attachment or similar legal process upon this Option, contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect. This Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board or the Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Optionee under this Option without the consent of the Optionee. The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee.

9. Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows.

9.1 If such notice is to the Company, to the attention of the Secretary of Plastic2Oil, Inc., 20 Iroquois Street, Niagara Falls, New York 14303, or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

9.2 If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

11. Compliance with Laws. The issuance of this Option (and the Option Shares upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

12. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

14. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

15. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

16. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

17. Certain Definitions.

17.1 “Cause” means the Company’s termination of the Optionee’s employment upon the occurrence of any of the following events:

(a)	the Optionee’s conviction of any felony or crime involving moral turpitude;

(b)	the Optionee’s engaging or in any manner participating in any material act of intentional misconduct against the Company, or its employees, agents or customers, including but not limited to fraud or the use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Company’s Board of Directors to be so used or appropriated; or,

(c)	the Optionee’s refusal to implement or follow a lawful policy or directive of the Company following a written request or order to do so.

17.2 “Good Reason” shall mean the Optionee’s termination of his employment upon the occurrence of a material reduction in the Optionee’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however , such termination by the Optionee shall only be deemed for Good Reason pursuant to the foregoing definition if: (a) the Optionee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first notice to the Optionee of the occurrence of the condition(s) that the Optionee believes constitutes Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within sixty (60) days following receipt of the written notice; and (c) any termination for Good Reason must take place within a one year period following the Company’s failure to cure such conditions constituting Good Reason.

17.3 “Change in Control” means the consummation of one or a series of related transactions pursuant to which: (i) a Third Party (defined below) acquires all or substantially all of the assets of the Company; (ii) a Third Party acquires more than 50% of the voting securities of the Company; or (iii) a Third Party acquires the ability to appoint a majority of the Board of Directors of the Company.

17.4 “Third Party” means a person or entity, or more than one person or entity acting as a group, who is not stockholder, parent, or subsidiary of the Company or an affiliate of such person or entity.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

Plastic2Oil Inc.

By:	/s/ Richard Heddle
Name:	Richard Heddle
Title:	Chief Executive Officer & President

/s/ Rahoul S Banerjea
Rahoul S. Banerjea